Exhibit 10.2
SEVENTH AMENDMENT AND CONSENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
June 7, 2023

This Seventh Amendment and Consent to Amended and Restated Loan and Security Agreement (the “Consent”), dated as of the date first written above, is made and entered into by and among, on the one hand, LIMEADE, INC., a Washington corporation (“Limeade”), LIMEADE TECHNOLOGIES CANADA INC., a Quebec corporation (“Technologies”) and TINYHR INC. dba TINYpulse, a Delaware corporation (“Tiny” and collectively with Limeade and Technologies, the “Borrowers” and each, a “Borrower”, provided that each reference to “Borrower” or “Borrowers” in this Consent shall mean and refer to each Borrower, individually, and/or to all the Borrowers, collectively and in the aggregate, as determined by Bank as the context may require) and, on the other hand, COMERICA BANK (“Bank”). Capitalized terms used herein and not otherwise defined are given the meaning ascribed to each in the Credit Agreement (as defined below), as applicable.
WHEREAS, each of the Borrowers, as borrowers, and Bank, as lender, are party to that certain Amended and Restated Loan and Security Agreement dated as of May 10, 2019 as amended from time to time including without limitation by that certain First Amendment and Waiver to Amended and Restated Loan and Security Agreement dated as of June 17, 2020 and that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of December 30, 2020 and that certain Third Amendment, Consent and Joinder to Amended and Restated Loan and Security Agreement dated as of November 12, 2021 and that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of August 3, 2022 and that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of January 19, 2023 and that certain Sixth Amendment to Amended and Restated Loan and Security Agreement dated as of February 23, 2023 (as the same may from time to time be further amended, restated, modified and/or supplemented, the “Credit Agreement”); and
WHEREAS, the Borrowers have informed the Bank that Limeade (i) has agreed to the terms set forth in that certain letter of intent executed by WebMD Health Corp. dated April 19, 2023 (the “LOI”), (ii) desires to enter into that certain Agreement and Plan of Merger, by and among Limeade as the Company, on the one hand, and, on the other hand, WebMD Health Corp., a Delaware corporation, Lotus Merger Sub, Inc., a Washington corporation and a wholly owned direct subsidiary of Parent dated as of June 8, 2023 (the “Merger Agreement”), and (iii) desires to consummate the Merger (as defined in the Merger Agreement) and other transactions contemplated to be consummated pursuant to the Merger Agreement (such transactions, collectively the “Merger Transactions”) which, absent the written consent of Bank, would be prohibited by Section 7.3 of the Credit Agreement and result in certain Events of Default as a result of Borrowers’ failure to comply with Section 7.3 of the Credit Agreement (such prohibitions under Section 7.3 of the Credit Agreement constituting the “Merger Prohibitions” and such violations under Section 7.3 of the Credit Agreement constituting the “Merger Defaults”); and
WHEREAS, Borrowers have requested that Bank (i) consent to Limeade’s entry into the LOI, (ii) consent to Borrower’s execution and delivery of the Merger Agreement, (iii) consent to Borrower’s consummation of the Merger and the Merger Transactions and (iv) waive all Merger Prohibitions and any Merger Defaults related to the Merger and, in each case subject to and upon the terms and conditions set forth herein, Bank is willing to do so.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound agree as follows:
1.Notwithstanding anything to the contrary in the Credit Agreement, Borrowers shall repay in full all Obligations on or before (or simultaneous with) consummation of the Merger (such repayment, the “Comerica Payoff”).
2.Bank hereby (a) consents to Borrower’s entry into the LOI, (b) consents to Borrower’s execution and delivery of the Merger Agreement, and (c) provided Borrowers shall repay in full all Obligations on or before (or simultaneous with) consummation of the Merger, consents to the consummation of the Merger Transactions.
3.In each case subject to and upon the terms and conditions set forth herein including the Comerica Payoff, Bank hereby waives all Merger Prohibitions and Merger Defaults related to the Merger. Bank does not consent to any failure by Borrowers to comply with any other provision of the Loan Documents, whether as a result of the Merger or otherwise, and Bank does not consent to or waive any other failure by a Borrower to perform its Obligations under the Loan Documents. This waiver is not a continuing waiver with respect to any failure to perform any Obligation after consummation of the Merger.
4.The Credit Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Consent shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Credit Agreement, as in effect prior to the date hereof. Each Borrower ratifies and reaffirms the continuing effectiveness of the Credit Agreement and all instruments, documents and agreements entered into in connection with the Credit Agreement.
5.Each Borrower represents and warrants that the representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date of this Consent and no Event of Default has occurred and is continuing.
6.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
7.Sections 11 and 12 of the Credit Agreement are incorporated herein, mutatis mutandis.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be executed as of the date first above written. Each Borrower also acknowledges and agrees that Borrower’s electronic signature below indicates Borrower’s agreement to, and intention to be legally bound by, the terms and conditions of this Consent. If Bank determines in its reasonable discretion that the Amendment or any Loan Document has not been timely executed by a Borrower, the Consent or any related Loan Document contained in the associated Docusign envelope, will be nullified and voided and such Loan Documents will need to be updated and resent upon terms and conditions satisfactory to all parties. Each Borrower hereby agrees that Bank shall not have any liability of any nature or kind to any a loan party, including, but not limited to Borrower, in connection therewith.

LIMEADE, INC.		COMERICA BANK

By:	/s/ Henry Albrecht	By:	/s/ Shane Merkord
Name:	Henry Albrecht	Name:	Shane Merkord
Title:	Chief Executive Officer	Title:	Senior Vice President

LIMEADE TECHNOLOGIES CANADA, INC.

By:	/s/ Henry Albrecht
Name:	Henry Albrecht
Title:	Managing Director

TINYHR, INC.

By:	/s/ Henry Albrecht
Name:	Henry Albrecht
Title:	Chief Executive Officer